October 22, 2018

Confidential

Mr. Dennis Vadura

Chief Executive Officer

Badu Networks, Inc.

2640 Main Street

Irvine, CA 92614

Dear Dennis:

It has been a pleasure working with you these past 2 ½ months in connection with the Tech Central, Inc. reverse merger transaction. While upon the advice of Lou Brilleman and myself you agreed that the better view was to terminate the reverse merger transaction I am pleased that you have decided to take Badu Networks, Inc. (the “Company”) public via the filing of a S-1 registration statement. This is a much cleaner approach.

As my October 1, 2018 email indicated I believe it is time to memorialize our relationship going forward and describe the nature of the services Danson Partners, LLC (“DP”) will provide you and the Company.

We are excited to continue our working relationship and to assist in the Company’s growth and public market value. We are pleased to provide you and the Company with strategic business, management consulting, public markets assistance and tax and financial advisory services. The terms, conditions and services to be performed by DP are set forth below:

Services and Duties of DP:

1.	Responsibilities

(a)	The Company hereby retains the services of DP to provide the functions customarily provided by an independent Management and Financial Advisor of a company like Badu Networks, Inc. Those functions include, but are not limited to, oversight of the Company’s financial affairs as requested by you, strategic business and financial advice, working with the Company’s Chief Financial Officer and independent auditors in connection with the filing of the Company’s quarterly and annual SEC filings, working with external SEC counsel (Louis Brilleman) and Yorkville Advisors Global L.P on financing and SEC matters, review and filing of the Registration Statement in association with the financing provided by Yorkville Advisors Global L.P., M&A advisory services in conjunction with identifying possible target companies and proposed acquisitions by the Company and the financing of such acquisitions, project management services, tax planning and structuring, assistance in arranging bank and other institutional debt and equity financing, and if necessary, arranging and attending meetings with various broker dealers and retail equity institutions. Moreover, DP will interact on behalf of the Company with Wall Street broker dealers, market makers and analysts to generate public awareness of the Company’s unique product and services. DP shall commit the required number of hours during each month to perform its duties.

Badu Networks, Inc.

(b)	Review the business, operations and financial projections of the Company so as to enable DP to provide advice to the Company;

(c)	Assist the Company in seeking to identify and evaluate potential merger candidates and per (a) above and manage the transaction and, in appropriate instances, negotiate on the Company’s behalf;

(d)	Assist in the formulation of the terms and structure of any reasonable proposed equity or debt financing or business transaction involving the Company;

(e)	The Company and its senior management shall cooperate with DP as it carries out its responsibilities under this agreement as shall DP with them. Without limiting the foregoing, Company senior management shall respond promptly to all requests for information and assistance, which are reasonably requested by DP, as shall DP to management’s requests.

Badu Networks, Inc.

2.     Term.

Subject to the termination provisions set forth in Section 7 hereof, the term of this Agreement shall be for a period of 24 months commencing from the date (“Effective Date”) of this Agreement (the “Term”); provided, however, that this Agreement will, unless otherwise noted, automatically renew for an additional one-year term under the same terms and conditions except that the monthly fee pursuant to Section 3 below will be $12,500 per month.

3.     DP Fees

(a)       In consideration for the services to be provided by DP under Section 1 above, the Company agrees to pay to DP a fee of $7,500 per month for the first twelve months of this Agreement and $10,000 per month for the second twelve months of this Agreement. For avoidance of doubt, the term of this Agreement shall be 2 (two) years commencing on the Effective Date. At DP’s option, the monthly fee may be paid in whole or in part in restricted stock at a price to be mutually agreed to by both DP and the Company. The monthly retainer is payable in advance on the first day of each calendar month during the term of this agreement;

(b)       As additional compensation for the services to be rendered by DP hereunder, the Company also agrees to issue 1,000,000 shares of Company common stock.

(c)       In consideration for the services performed by DP to date, the Company agrees to pay DP $20,000 in cash and $30,000 in common stock valued at a price not to exceed $.05 per share;

(d)       All shares issued to DP under the terms of this agreement will carry piggyback registration rights.

(e)       The parties hereby agree that the fees under this Section 2 (a) above shall be re-evaluated on the one-year anniversary of the Effective Date of this Agreement in order to take into effect the time commitment of DP and the results of DP’s services to the Company. At such time, such fees under Section 3 (a) above shall be increased or decreased as both parties mutually agree to. In addition, both parties shall determine the nature and/or the amount of any Incentive Fee that Danson Partners shall be entitled to.

Badu Networks, Inc.

4.	Confidentiality and Use of Information.

The Company shall, at its own cost and expense, furnish DP with such information as is reasonably available to the Company (all furnished information being the “Information”) as DP from time-to-time considers necessary and appropriate to assist DP to provide the strategic business advice and management consulting and capital markets services that are the subject of this Agreement. The Company recognizes and confirms that DP (a) may use and rely entirely on the Information and on information available from generally recognized public sources in rendering the services contemplated by this Agreement without having independently verified the same; (b) does not assume responsibility for the accuracy or completeness of, nor will it independently verify, the Information and such other information; and (c) will not make an appraisal of any assets of the Company or target Companies. The Company will promptly notify DP if the Company learns of any material inaccuracy or misstatement in, or material omission from, any Information. DP agrees to maintain the confidentiality of all information supplied to it by the Company, subject to any disclosure obligations under applicable law, and to use such information solely in connection with the performance of its services hereunder. DP agrees not to make any representation regarding the Company, its finances, business and affairs, nor provide any written materials to third parties, in connection with its engagement by the Company, except as have been prepared or approved by the Company or which may be publicly available.

5.	Expenses.

In addition to the fees described above, the Company shall reimburse DP from time-to-time upon written request for its reasonable itemized out-of-pocket expenses (including reasonable legal fees and expenses) incurred in connection with or arising out of DP’s performance of its services under this Agreement.

Badu Networks, Inc.

6.	Indemnification.

If DP becomes involved in any capacity in any action, proceeding or investigation brought by or against any person, including security holders of the Company or any Company affiliate or shareholders, in connection with any services rendered pursuant to or matters which are the subject of or arise out of this Agreement, the Company will reimburse DP for its reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith, as such expenses are incurred except to the extent that the loss, claim, damage or liability resulted from the gross negligence or willful misconduct of DP in rendering services pursuant to this Agreement. The Company also will indemnify and hold DP harmless to the full extent lawful against any losses, claims, damages or liabilities, joint or several, to which DP may become subject in connection with any of the services rendered pursuant to matters which are the subject of or arise out of this Agreement, except to the extent that a court of competent jurisdiction shall have determined by a final non-appealable judgment that such loss, claim, damage or liability resulted from the gross negligence or willful misconduct of DP in rendering services pursuant to this Agreement. DP shall promptly notify the Company of the assertion or communication of any such action or proceeding. If for any reason the foregoing indemnification is unavailable to DP or insufficient to hold it harmless with respect to any such loss, claim, damage or liability, then the Company shall contribute to the amount paid or payable by DP as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect (i) the relative economic interests of the Company, its affiliates or shareholders on the one hand and DP on the other in connection with this Agreement to which such loss, claim, damage or liability relates, (ii) the relative fault of the Company, its affiliates or shareholders on the one hand and DP on the other with respect to such loss, claim, damage or liability and (iii) any other relative equitable considerations. The reimbursements, indemnity and contribution obligations of the Company under this section shall be in addition to any liability which the Company may otherwise have, shall extend upon the same terms and conditions to any affiliate of DP and the directors, agents, employees and controlling persons (if any), as the case may be, of DP and any such affiliate, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company, DP, any such affiliate and any such other person. The Company agrees that neither DP nor any of such affiliates, directors, agents, employees and controlling persons shall have any liability to the Company or any person asserting claims on behalf of or in right of the Company for or in connection with any of the services rendered pursuant to or matters which are subject of or arise out of this Agreement, except to the extent that any expenses, losses, claims, damages or liabilities incurred by the Company resulted from the gross negligence or willful misconduct of DP in rendering services pursuant to the Agreement or breach of this Agreement by DP. The foregoing rights to reimbursement, indemnification and contribution shall survive any termination or expiration of this Agreement and shall not limit any other rights that DP or any such affiliates, directors, agents, employees and controlling persons may have at common law, by separate agreement or otherwise.

The Company agrees that, without DP’s prior written consent (which will not be unreasonably withheld), it will not, as to DP and any other indemnified party, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which DP or any other Indemnified party is entitled to indemnification under the indemnification provision of this Agreement, unless such settlement, compromise or consent includes an unconditional release of such Indemnified party from all liability arising out of such claim, action or proceeding.

7.	Termination.

The Company or DP may terminate the engagement of DP with or without cause at any time, effective upon not less than 30 days prior written notice of such party’s termination of this Agreement; provided, however, that in the event the Company terminates this Agreement, all compensation (including any earned and unpaid DP Consulting Fees under Section 3 shall be paid at the time of termination. The provisions of Section 4 relating to Confidentiality and use of Information, and the provisions of Sections 5 through 9 shall survive the termination of this Agreement.

Badu Networks, Inc.

8.	Governing Law and Related Matters.

a.       The Company shall comply with all applicable laws including, without limitation, the making of all appropriate filings with the applicable federal and state securities commissions or authorities. The Company acknowledges that any securities issued will be exempt from registration under the Securities Act of 1933 and the Investment Company Act of 1940, and agrees that such securities will otherwise be in compliance with the applicable laws and regulations of any jurisdiction in which the securities are offered.

b.       This Agreement and all controversies arising from or related to performance under this Agreement shall be governed by the internal laws of the State of New York without regard to its rules concerning conflicts of laws. To the full extent lawful, each of the Company and DP hereby consents irrevocably to personal jurisdiction, service and venue (a) in connection with any claim arising out of this Agreement, in the courts of the State of New York and in the United States federal courts, and (b) solely for the purpose of allowing any person to enforce its reimbursement, indemnification or contribution rights hereunder, in any court in which any action is brought in respect of which any such right is asserted.

9.	Miscellaneous.

a.       The Company acknowledges and agrees that it is retaining DP to act solely as a financial advisor and strategic business consultant. In such capacity, DP shall act as an independent contractor and any duties of DP arising out of its engagement pursuant to this Agreement shall be owed solely to the Company. DP is not being engaged to act as an agent or fiduciary of, and shall have no duties or liability to, any holders of the Company’s securities or any other third party in connection with DP’s engagement pursuant to this Agreement.

b.       The Company agrees that all advice provided by DP pursuant to this Agreement is being provided solely for the benefit of its shareholders, board of directors and senior management in connection with financial and business advisory services DP provides pursuant to this Agreement, and that such advice is not on behalf or, shall not confer any rights or remedies upon any other person or be sued or relied upon for any other purpose.

c.       This Agreement may not be amended or modified except by a written document signed by the Company and DP. None of the parties may assign its rights or duties without the prior written consent of the other parties. This Agreement contains the entire agreement and understanding between the parties and supersedes any prior agreements and understandings relating to its subject matter.

Signature Page Follows

Badu Networks, Inc.

Please confirm that this Agreement accurately states our understanding, and that you accept the terms of this Agreement by executing this letter in the space provided and returning it to us. Upon your execution of this letter, it shall then become a binding agreement.

We thank you again for selecting Danson Partners, LLC and look forward to continue working with you. I am enthusiastic about our existing business and personal relationship and our assistance in the future success and growth of the Company.

Very truly yours,

Danson Partners, LLC

By:	/s/ Wayne I. Danson	Dated:	10/22/2018
Wayne I. Danson
President and Chief Executive Officer

Accepted and agreed:

Badu Networks, Inc.

By:	/s/ Dennis Vadura	Dated:	10/26/2018
Dennis Vadura
Chief Executive Officer